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                                   EXHIBIT 5.1

                                 January 9, 1998

National Financial Auto Funding Trust
One Park Place
621 N.W. 53rd Street
Boca Raton, Florida 33487

         Re: National Auto Automobile Receivables Trusts -- Automobile Receivables-Backed Certificates and Automobile
               Receivables-Backed Notes

Ladies and Gentlemen:

         We have acted as special counsel to National Financial Auto Funding Trust, a Delaware business trust (the "Registrant") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Automobile Receivables-Backed Certificates (the "Certificates") and Automobile Receivables-Backed Notes (the "Notes"; together with the Certificates, the "Securities") and the related preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") filed under Rule 462(b) to the Securities Act of 1933, as amended (the "Act"). The Securities are of the same classes as those registered under the Act on Form S-3, Registration Statement No. 33-28829, as filed with the Securities and Exchange Commission on June 9, 1997 (the "Earlier Registration Statement"). The Certificates are issuable in series under (i) separate pooling and servicing agreements (each such agreement, a "Pooling and Servicing Agreement") among the Registrant, a master servicer to be identified in the prospectus supplement for such series of Certificates and a trustee to be identified in the prospectus supplement for such series of Certificates or (ii) separate trust agreements (each such agreement, a "Trust Agreement") among the Registrant, a trustee to be identified in the prospectus supplement for such series of Certificates and certain other parties as specified in such prospectus supplement. The Notes are issuable in series under separate indentures (each, an "Indenture") between a trust formed pursuant to a Trust Agreement (the "Issuer") and an indenture trustee to be identified in the prospectus supplement for such series of Notes. Each Pooling and Servicing Agreement, Trust Agreement and Indenture (collectively, the "Documents") will be substantially in the form filed as an Exhibit to the Earlier Registration Statement and incorporate by reference in the Registration Statement.

         In connection with rendering this opinion letter, we have examined the forms of the Documents incorporated in the Registration Statement by reference to the Exhibits to the Earlier Registration Statement, the Registration Statement and such records and other documents as we have deemed necessary. We have assumed that all parties, other than the Registrant and the applicable Issuer, will have the corporate power and authority to enter into and perform all obligations under the Documents, and, as to such parties, we have also assumed the enforceability of such Documents.

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         The opinions hereinafter expressed are subject to the following qualifications and exceptions:

         (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

         (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercial unreasonable, or where their breach is not material; and

         (iii) we express no opinion as to the effect on the opinions expressed herein of (1) the compliance or non-compliance of any party to the Documents with any laws or regulations applicable to it, or (2) the legal or regulatory status or nature of the business of any such party.

         Based on the foregoing, we are of the opinion that:

         1. Upon the authorization, execution and delivery thereof by the parties thereto, each Pooling and Servicing Agreement and Trust Agreement will constitute the legal, valid and binding obligation of the Registrant, enforceable against the Registrant in accordance with its terms.

         2. Upon the authorization, execution and delivery of a Pooling and Servicing Agreement or Trust Agreement for a series of Certificates by the parties thereto, the execution and authorization of the Certificates of such series in accordance with the provisions of that Pooling and Servicing Agreement or Trust Agreement, as applicable, and the sale and delivery of such Certificates as contemplated in the Registration Statement and the prospectus and prospectus supplement delivered in connection therewith, such Certificates will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of that Pooling and Servicing Agreement or Trust Agreement, as applicable.

         3. Upon the authorization, execution and delivery thereof by the parties thereto, each Indenture will be the legal, valid and binding obligation of the applicable Issuer, enforceable against such Issuer in accordance with its terms.

         4. Upon the authorization, execution and delivery of an Indenture for a series of Notes by the parties thereto, the execution and authentication of the Notes of such series in accordance with the provisions of that Indenture and the sale and delivery of such Notes as contemplated in the Registration Statement and prospectus and prospectus supplement delivered in connection therewith, such Notes will be legally and validly issued and outstanding, fully paid and non-assessable, and will be the binding obligations of the applicable Issuer and entitled to the benefits of that Indenture.

         5. The description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement, while not purporting to discuss all possible federal income tax consequences of an investment in Certificates and Notes, is accurate with respect to those tax consequences that are discussed.

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         We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the heading "Legal Matters", and in the prospectus included in the Registration Statement under the heading "Certain Federal Income Tax Consequences", without admitting that we are "experts" within the meaning of the Act, and the rules and regulations thereunder, with respect to any part of the Registration Statement, including this Exhibit.

                                Very truly yours,



                                Morrison & Foerster LLP